Exhibit 99.1

Provident Community Bancshares Reports Fourth Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--February 4, 2011--Provident Community Bancshares, Inc. (NASDAQ CM: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $10.4 million, or $5.80 (diluted) per share, for the three months ended December 31, 2010 as compared to a net loss to common shareholders of $4.6 million, or $2.58 per share (diluted), for the same period in 2009. Operating results for the current period were impacted by a $5.6 million charge for the recording of a valuation allowance for the write-down of the Corporation’s deferred tax asset. Operating results were further impacted by an increase of $1.4 million in expenses related to the disposition of foreclosed properties, offset by lower charges for other than temporary impairment on securities. The net loss to common shareholders for the twelve months ended December 31, 2010 was $14.3 million, or $7.98 per share (diluted), compared to a net loss to common shareholders of $7.8 million or $4.34 per share (diluted), for the same period in 2009.

At December 31, 2010, assets totaled $408.7 million, a decrease of $48.3 million, or 10.6%, from $457.0 million at December 31, 2009. Investment securities decreased $3.3 million, or 2.2%, to $148.5 million at December 31, 2010 from $151.8 million at December 31, 2009 due to the sale of municipal securities. Fed funds sold increased $9.2 million to $14.5 million at December 31, 2010 from $5.3 million at December 31, 2009 as a result of the investment proceeds from sales and maturities of securities. Net loans receivable decreased $51.5 million, or 20.6%, to $198.9 million at December 31, 2010 as a result of lower demand and the tightening of credit standards. Deposits decreased $19.6 million to $313.1 million at December 31, 2010 as a result primarily of reductions in municipal deposits. FHLB advances and other borrowings decreased $13.5 million to $69.5 million at December 31, 2010 due primarily to the maturation of borrowings. Shareholders’ equity decreased $15.9 million, or 60.7%, to $10.3 million at December 31, 2010 from $26.1 million at December 31, 2009 due primarily to a net loss of $14.3 million and a $1.8 million increase in unrealized losses on securities available for sale.

Nonperforming loans, which are secured primarily by commercial real estate properties, were $18.8 million as of December 31, 2010, or 9.1% of total loans, as compared to $20.9 million at December 31, 2009, a decrease of $2.1 million. Other real estate owned increased $4.8 million to $10.7 million at December 31, 2010 from $5.9 million at December 31, 2009. Bad debt charge-offs, net of recoveries, were $7.3 million for the twelve months ended December 31, 2010 compared to $9.9 million for the same period in 2009. The downturn in the residential housing and commercial real estate market continues to be the primary factor leading to the deterioration in our loan portfolio.

Dwight V. Neese, President and CEO, said “We continue to aggressively attack the issues caused by the current credit cycle. The increase in our loan loss provision from the third quarter was necessary to cover valuation issues on non-performing commercial real estate loans. We continue to take a very conservative approach on all aspects of managing our loan portfolio, especially collateral valuations. While we realize the financial sector has more challenges ahead, we believe the actions we have taken over the past several years in addressing risk management systems, loan review systems and technology improvements will enable us to better manage our loan portfolio.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Capital Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2009, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and twelve months ended December 31, 2010, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights (Unaudited) ($ in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Income Statement Data	2010	2009	2010	2009

Net interest income	$2,051	$2,400	$8,442	$9,306
Provision for loan losses	3,060	3,645	9,090	8,695
Net interest income, after loan loss provision	(1,009)	(1,245)	(648)	611
Non-interest income	694	781	2,866	3,015
Net gain on sale of investments	--	15	1,824	775
Other-than-temporary-impairment on securities	(74)	(1,926)	(1,202)	(3,756)
OREO property write-downs/disposition expense	1,949	339	2,683	555
Non-interest expense	2,426	2,746	9,256	10,143
Deferred tax asset charge	5,583	--	5,583	--
Goodwill impairment charge	--	1,349	--	1,349
Benefit for income taxes	(75)	(2,316)	(868)	(4,011)
Net loss	(10,272)	(4,493)	(13,814)	(7,391)
Accretion of preferred stock to redemption value	2	2	6	5
Preferred dividends accrued	118	118	469	377
Net loss to common shareholders	($10,392)	($4,613)	($14,289)	($7,773)
Loss per common share: basic	($5.80)	($2.58)	($7.98)	($4.34)
Loss per common share: diluted	($5.80)	($2.58)	($7.98)	($4.34)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,790,599	1,790,599	1,789,743
Diluted	1,790,599	1,790,599	1,790,599	1,789,743
Cash dividends per share	$0.00	$0.00	$0.00	$0.06
Balance Sheet Data	At 12/31/10	At 12/31/09

Total assets	$408,718	$457,003
Cash and due from banks	24,865	15,631
Investment securities	148,469	151,750
Loans	206,275	255,999
Allowance for loan losses	7,379	5,579
Real estate acquired through foreclosure	10,675	5,917
Deposits	313,128	332,762
FHLB advances and other borrowings	69,528	83,020
Junior subordinated debentures	12,372	12,372
Shareholders’ equity	10,269	26,121
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599
Total loans to deposits	65.88%	76.93%

Bank Regulatory Capital ratios:
Leverage ratio	5.67%	7.17%
Tier 1 capital ratio	9.75%	10.86%
Total risk-based capital ratio	10.99%	12.11%
Asset Quality
Non-performing loans	$18,826	$20,869
Other real estate owned	10,675	5,917
Total non-performing assets	$29,501	$26,786
Percentage of non-performing loans to total loans	9.13%	8.15%
Percentage of non-performing assets to total assets	7.22%	5.86%
Allowance for loan losses to nonperforming loans	39.20%	26.73%
Allowance for loan losses to total loans	3.58%	2.18%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, President & CEO, 803-980-1863